Exhibit 99.1

CIGNA TO ACQUIRE EXPRESS SCRIPTS FOR $67 BILLION
•	Drives greater affordability and connectivity with customers and their health care providers, while making health care simpler
•	Creates an expanded portfolio of health services with greater choice, alignment and value across a proven services platform
•	Expands distribution of health services for employers, health plans and government agencies
•	Delivers first year double digit earnings per share accretion and enhances Cigna's revenue and earnings growth
BLOOMFIELD, CT, and ST. LOUIS, MO, March 8, 2018 – Cigna Corporation (NYSE: CI) and Express Scripts Holding Company (NASDAQ: ESRX) today announced that they have entered into a definitive agreement whereby Cigna will acquire Express Scripts in a cash and stock transaction valued at approximately $67 billion, including Cigna's assumption of approximately $15 billion in Express Scripts debt. The merger consideration will consist of $48.75 in cash and 0.2434 shares of stock of the combined company per Express Scripts share.  The transaction was approved by the board of directors of each company.
"Cigna's acquisition of Express Scripts brings together two complementary customer-centric services companies, well-positioned to drive greater quality and affordability for customers," said David M. Cordani, President and Chief Executive Officer of Cigna. "This combination accelerates Cigna's enterprise mission of improving the health, well-being and sense of security of those we serve, and in turn, expanding the breadth of services for our customers, partners, clients, health plans and communities. Together, we will create an expanded portfolio of health services, delivering greater consumer choice, closer alignment between the customer and health care provider, and more personalized value. This combination will create significant benefits to society and differentiated shareholder value."
"First and foremost, we believe this transaction delivers attractive value to the Express Scripts shareholders" said Tim Wentworth, President and Chief Executive Officer of Express Scripts.  Regarding the combination of Cigna and Express Scripts, Mr. Wentworth noted, "Together, our two organizations will help make the healthiest choices the easiest choices, putting health and pharmacy services within reach of everyone we serve.  Adding our company's leadership in pharmacy and medical benefit management, technology-powered clinical solutions, and specialized patient care model to Cigna's track record of delivering value through innovation, we are positioned to transform healthcare. We will continue to have a distinct focus at Express Scripts and eviCore on partnering with health plans, and together, build tailored solutions for health plans and their members. Importantly, this agreement is a testament to the work of our team and their resolute focus on providing the best care to patients, and the most value to clients."
Compelling Strategic Benefits
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Expanded Consumer Choice. Offering a full suite of medical, behavioral, specialty pharmacy and other health engagement services accessible across a wide array of retail and online distribution channels, providing optionality for all customers. This will position the combined company to deliver superior services, responding fully to the dynamic needs of our customers and clients, which will drive long-term value creation for shareholders.

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Patient-Provider Alignment. Using a broad and proven network of delivery system partnerships to drive the combined company's role as the connective tissue between individuals and their health care providers, providing a more coordinated approach to an individual's health care journey, reducing complexity and creating better outcomes.

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Personalized Value. Making health care simpler for consumers by harnessing actionable insights and predictive analytics, maximizing adoption of evidence-based care and delivering industry-leading innovation and medical technology to support care decisions.

Terms of the Agreement
Under the terms of the definitive agreement, the transaction consideration will consist of $48.75 in cash and 0.2434 shares of stock of the combined company per Express Scripts share, or $54 billion in the aggregate. Upon closing of the transaction, Cigna shareholders will own approximately 64% of the combined company and Express Scripts shareholders will own approximately 36%. The consideration represents an approximately 31% premium to Express Scripts' closing price of $73.42 on March 7, 2018.
Upon closing, the combined company will be led by David M. Cordani as President and CEO. Tim Wentworth will assume the role of President, Express Scripts. The combined company's board will be expanded to 13 directors, including four independent members of the Express Scripts board.
The combined company will be named Cigna. Cigna's headquarters in Bloomfield, Connecticut, will become the headquarters for the combined company, and Express Scripts will be headquartered in St. Louis, Missouri.  At closing, the combined company will make an incremental investment of $200 million in its charitable foundation, to support the communities in which it operates, and with the continued focus on improving societal health.
Financing, Closing and Approvals
Cigna intends to fund the cash portion of the transaction consideration through a combination of cash on hand, assumed Express Scripts debt and new debt issuance and Cigna has obtained fully committed debt financing from Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. The transaction is not subject to a financing condition. Upon completion of the transaction, Cigna is expected to have debt of approximately $41.1 billion. Cigna expects to have a debt-to-capitalization ratio of approximately 49% following the acquisition, and aims to achieve a ratio in the 30's within 18 to 24 months after the transaction closes. Cigna expects to maintain its investment grade ratings.
The transaction, which is expected to be completed by December 31, 2018, is subject to the approval of Cigna and Express Scripts shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals. Until the closing, Cigna and Express Scripts will continue to operate as independent companies.
Advisors
Morgan Stanley & Co. LLC is acting as sole financial advisor and provided a fairness opinion to the Cigna Board of Directors, Wachtell, Lipton, Rosen & Katz is serving as legal counsel and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as regulatory counsel to Cigna. Centerview Partners LLC and Lazard Frères & Co. LLC are acting as financial advisors, Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel and Holland & Knight LLP is serving as regulatory counsel to Express Scripts.

Joint Conference Call
Cigna and Express Scripts will host a joint conference call today at 8:00 a.m. EST. A link to the conference call is available in the Investor Relations sections of Cigna's and Express Scripts' websites located at http://www.cigna.com/aboutcigna/investors and http://www.express-scripts.com/corporate.
The call-in numbers for the conference call are as follows:
Live Call
(888) 324-7575 (Domestic)
(210) 234-0013 (International)
Passcode: 3082018

Replay
(866) 423-4831 (Domestic)
(203) 369-0844 (International)

 It is strongly suggested you dial in to the conference call by 7:45 a.m. EST.

For More Information
Information regarding the transaction can also be found on the transaction website.
Contact Information
Cigna:
•	Will McDowell, Investor Relations – (215) 761-4198
•	Ellie Polack, Media Relations – (860) 902-4906
Express Scripts:
•	Ben Bier, Investor Relations, (314) 810-3115
•	Brian Henry, Media Relations, (314) 684-6438
About Cigna
Cigna Corporation (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Connecticut General Life Insurance Company, Cigna Health and Life Insurance Company, Life Insurance Company of North America and Cigna Life Insurance Company of New York. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in 30 countries and jurisdictions, and has more than 95 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com
About Express Scripts
Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.
For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.
FORWARD LOOKING STATEMENTS
Information included or incorporated by reference in this communication, and information which may be contained in other filings with the Securities and Exchange Commission (the "SEC") and press releases or other public statements, contains or may contain forward-looking statements. These forward-looking statements include, among other things, statements of plans, objectives, expectations (financial or otherwise) or intentions.
Forward-looking statements, including as they relate to Express Scripts ("Express Scripts") or Cigna ("Cigna"), the management of either such company or the transaction, involve risks and uncertainties. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Express Scripts and Cigna do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:
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the inability of Express Scripts and Cigna to obtain stockholder or regulatory approvals required for the merger or the requirement to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals;

•	a longer time than anticipated to consummate the proposed merger;
•	problems regarding the successful integration of the businesses of Express Scripts and Cigna;
•	unexpected costs regarding the proposed merger;
•	diversion of management's attention from ongoing business operations and opportunities;
•	potential litigation associated with the proposed merger;
•	the ability to retain key personnel;
•	the availability of financing;
•	effects on the businesses as a result of uncertainty surrounding the proposed merger; and
•	the industry may be subject to future risks that are described in SEC reports filed by Express Scripts and Cigna.

You should carefully consider these and other relevant factors, including those risk factors in this communication and other risks and uncertainties that affect the businesses of Express Scripts and Cigna described in their respective filings with the SEC, when reviewing any forward-looking statement. These factors are noted for investors as permitted under the Private Securities Litigation Reform Act of 1995. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either foregoing lists, or the risks identified in SEC filings, to be a complete discussion of all potential risks or uncertainties.

IMPORTANT INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed transaction, the newly formed company which will become the holding company following the transaction ("Holdco")" intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Cigna and Express Scripts that also constitutes a prospectus of Holdco. Cigna and Express Scripts also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Holdco, Cigna and Express Scripts with the SEC at the SEC's website at www.sec.gov. Copies of documents filed with the SEC by Cigna will be available free of charge on Cigna's website at www.Cigna.com or by contacting Cigna's Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts' website at www.express-scripts.com or by contacting Express Scripts' Investor Relations Department at (314) 810-3115.
PARTICIPANTS IN THE SOLICITATION
Cigna (and, in some instances, Holdco) and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Cigna (and, in some instances, Holdco) in Cigna's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 28, 2018, and its preliminary proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 2, 2018. Investors may obtain information regarding the names, affiliations and interests of Express Scripts 's directors and executive officers in Express Scripts' Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018, and its proxy statement for its 2017 Annual Meeting, which was filed with the SEC on March 17, 2017. You may obtain free copies of these documents at the SEC's website at www.sec.gov, at Cigna' website at www.Cigna.com or by contacting Cigna' Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts' website at www.express-scripts.com or by contacting Express Scripts' Investor Relations Department at (314) 810-3115. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the joint proxy statement/prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions.
NO OFFER OR SOLICITATION
This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

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